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                                                                                                      Exhibit 12

                                               RATIO OF EARNINGS TO FIXED CHARGES

                                                      GARDNER DENVER, INC.
                                        Computation of Ratio of Earnings to Fixed Charges
                                                     (Dollars in thousands)

                                                                                     For the Year Ended
                                                              ------------------------------------------------------------------

                                                                   2003       2002       2001       2000       1999       1998
                                                              ------------------------------------------------------------------
Earnings:
  Income before income taxes                                     $30,358     28,827     34,683     29,894     29,157     59,894
  Plus:
    Fixed Charges                                                  6,019      7,483      7,789      8,486      6,746      5,692
                                                                 -------     ------     ------     ------     ------     ------

    Total                                                        $36,377     36,310     42,472     38,380     35,903     65,586
                                                                 =======     ======     ======     ======     ======     ======

Fixed Charges:
  Interest expense incl. amortization of debt expense            $ 4,748      6,365      6,796      7,669      5,934      4,849
  Rentals-portion representative of interest                       1,271      1,118        993        817        812        843
                                                                 -------     ------     ------     ------     ------     ------

    Total                                                        $ 6,019      7,483      7,789      8,486      6,746      5,692
                                                                 =======     ======     ======     ======     ======     ======


Ratio of earnings to fixed charges                                   6.0        4.9        5.5        4.5        5.3       11.5
                                                                 =======     ======     ======     ======     ======     ======
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